Exhibit 10.37
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into effective as of the 3rd day of October , 2007 (“Effective Date”), by and between the Amaizing Energy Holding Company, an Iowa limited liability company (the “Holding Company”) and Connie Jensen, a resident of the State of Iowa (the “Chief Financial Officer” or the “CFO”).
     WHERAS, the parties acknowledge that the Holding Company was formed for the purpose of expanding its Denison, Iowa operations and developing a 100 million gallon per year dry mill corn-processing ethanol plant near Atlantic, Iowa (the “Business of the Holding Company”); and
     WHEREAS, the parties agree and acknowledge the Business of the Holding Company is a highly competitive one, both inside of and outside the State of Iowa; and
     WHEREAS, the parties agree and acknowledge the Holding Company has, is and will likely continue to develop valuable confidential techniques and valuable proprietary and confidential information, forms and methods for use in the Business of the Holding Company; and
     WHEREAS, the CFO agrees and acknowledges that the CFO will have access to said valuable techniques and employ said valuable proprietary and confidential information, forms and methods in earning income in the employ of the Holding Company; and
     WHEREAS, the parties further agree and acknowledge that the CFO’s position is one of considerable responsibility and requires considerable experience and requires the CFO to develop and maintain good relationships with the Holding Company’s: (i) suppliers and potential suppliers, (ii) customers and potential customers and (iii) employees, and that the Holding Company will incur substantial time and expense to replace an employee who has the experience and relationships of the CFO; and
     WHEREAS, as a condition of employment and continued employment of the CFO by the Holding Company, the parties mutually agree that confidentiality is required in connection with the Business of the Holding Company and in connection with the identity of the Holding Company’s suppliers and customers, and that accordingly, it is vital that the Company be protected from direct or indirect competition from the CFO during her employment and for a reasonable period of time thereafter; and
     WHEREAS, the Holding Company and CFO now desire to provide for the employment of the CFO by the Holding Company, after the effective date of this Agreement, upon the terms and conditions set forth in this Agreement.
     NOW THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

AGREEMENT
1. Employment and Duties. Effective as of the Effective Date, the Holding Company will employ the CFO and the CFO will accept such employment upon the terms and conditions set forth in this Agreement. Employee shall be the CFO of the Holding Company and shall report directly to the President and the Holding Company’s Board of Directors (the “Board of Directors”) or to such other person as the Board of Directors designates. The CFO shall devote substantially her entire time and attention to the Business of the Holding Company. In so doing, the CFO agrees to contribute her best skills and services at all times for the business and benefit of the Holding Company. The CFO hereby represents and confirms that she is under no contractual or legal commitment that would prevent her from fulfilling her duties and responsibilities as set forth in this Agreement. During her employment with the Holding Company, the CFO may participate in charitable activities and personal investment activities to a reasonable extent, and she may serve as a director of business and civic organizations as approved by the Board of Directors, so long as such activities do not interfere with the performance of her duties and responsibilities hereunder. The CFO may participate in other business activities that do not otherwise interfere with her duties under this Agreement with the prior consent of the Board of Directors.
2. Term and Termination of Employment. The term of the CFO’s employment under this Agreement shall commence on the Effective Date of this Agreement and shall continue thereafter until terminated as follows:
     a. This Agreement shall continue initially for a period of three years from the date of November 1, 2006, and shall renew automatically at the two-year anniversary of November 1, 2006 and every year thereafter, unless the CFO or the Holding Company gives written notice of their intention to revoke this Agreement no later than 90 days before its automatic renewal for a subsequent rolling period of two years.
     b. The Holding Company may terminate this Agreement without cause, which shall include any reason whatsoever, as long as such reason is in good faith, by notifying the CFO of such termination at least 90 days in advance of the effective date of such termination. The Holding Company may terminate this Agreement at any time without prior notice to the CFO for cause, which shall include any one or more of the following reasons:

(1) A deliberate or serious violation of the CFO’s material duties as assigned by the President or the Board of Directors;
(2) Refusal or unwillingness to perform such material duties in good faith and to the best of the CFO’s ability upon request by the President or the Board of Directors;
(3) A breach or violation of any other terms or conditions of this Agreement, including but not limited to revealing Confidential Information;

(4) Neglect or poor performance of duties, if not remedied to President’s satisfaction after written notice has been given to the CFO by the President or the Board of Directors;
(5) Conviction of the CFO of a felony or other crime involving moral turpitude, dishonesty, willful misconduct, misappropriation of funds or habitual insobriety;
(6) Any other action on the part of the CFO involving willful and deliberate malfeasance or gross negligence in the performance of her duties and responsibilities, or any conduct or act which brings public disrespect, contempt or ridicule upon the Holding Company; and
(7) A deliberate or serious violation of any law, rule, regulation, constitutional provision, or Holding Company policy or procedure, (which policies are subject to modification or change at any time), or local, state or federal law, which violation may, in the sole judgment of the Board of Directors constitute justification for the CFO’s termination.
If this agreement is terminated for cause, CFO is entitled only to the amount she is owed for work completed until the date of termination of this Agreement, in addition to accrued and unpaid vacation benefits and any other sums required by law, including, but not limited to, health insurance benefits.
     c. This Agreement shall automatically terminate upon the death or permanent disability (as determined in good faith by the Board of Directors) of the CFO.
     d. The CFO may terminate this Agreement without cause at any time by notifying the Board of Directors of such termination at least 90 days in advance of the effective date of such termination.
     e. In the event of a Change of Control (as defined below), the CFO has 60 days to exercise the right to terminate this Agreement and receive a lump sum payment equal to two (2) years of salary. The CFO may, at her sole discretion, choose not to exercise such option and continue as CFO of the Holding Company’s successor. For purposes of this Agreement, a Change of Control in the Holding Company shall be deemed to have occurred upon (a) any merger, consolidation or other similar transaction in which the Holding Company is not the surviving entity or resulting in any one person or entity and its affiliates, in the aggregate, owning a majority of the then-outstanding Membership Units; or (b) upon the sale of all or substantially all of the assets or business of the Holding Company.
Except as provided herein, all of the CFO’s right to compensation and other benefits hereunder shall terminate upon the date her employment terminates, except: (1) as may be mandated by law with respect to health insurance or other benefits, (2) as to accrued and unpaid vacation benefits and (3) if terminated without cause, the CFO shall receive within 90 days of such termination, a lump sum payment equal to two (2) years of salary.

3. Position and Duties. The CFO shall have the authority, duties, and responsibilities commensurate and consistent with such position and title and as designated by the President, the Compensation Committee of the Board of Directors (the “Compensation Committee”) and the Board of Directors from time to time, including, without limitation, (a) managing the Company’s financial and managerial accounting procedures; (b) coordinating the preparation of audits of the Company’s financial statements for Securities and Exchange Commission reporting purposes; (c) coordinating the preparation of the Company’s tax return(s) and providing the Company’s members with the appropriate information regarding the Company’s taxable income; and (d) coordinating the proper controls and procedures to ensure compliance with applicable securities laws. The CFO shall be one of the most senior executive officers of the Holding Company and will, subject to the supervision of the President, the Compensation Committee and the Board of Directors, have discretion and authority to account for the day-to-day affairs and operations of the Holding Company, to direct the strategic direction of the Holding Company, and to hire and terminate the employment of employees of the Holding Company that report directly or indirectly to the CFO. The CFO will report to the President and Board of Directors and perform such other duties and responsibilities as the President and the Board of Directors shall assign to her from time to time consistent with her position. Except for the CEO, all staff and other functions and all operations of the Holding Company will report directly or indirectly to the President, unless the Board of Directors concludes in good faith that a direct reporting relationship to the Board of Directors with respect to any staff or function is required by applicable law or written policies of the Holding Company, or is reasonably necessary to fulfill its fiduciary obligations to the Holding Company.
4. Compensation.
     a. Base Salary. For all services rendered by the CFO to the Holding Company hereunder, the CFO shall be paid an annual base salary for the initial term of this Agreement of $75,000. The base salary for the CFO in subsequent terms shall be reviewed annually by the President, the Compensation Committee and the Board of Directors, and shall be determined annually by the Board of Directors within 90 days of each fiscal year end. When the Atlantic plant commences production, the CFO’s base salary shall increase by 20 percent over her then-current salary for the fiscal year in which the Atlantic plant commenced production, however, the increase in the CFO’s base salary shall be pro rated and applied only to the pay periods following the commencement of operations at the Atlantic plant.
The base salary payments shall be paid in accordance with the Holding Company’s payroll policies and procedures as established from time to time. During each year after the first year of the CFO’s employment hereunder, the President, the Board of Directors or the Compensation Committee, as applicable, will conduct an annual performance review of the CFO and thereafter establish the CFO’s base salary for the upcoming year.
     b. Annual Performance Bonus. Beginning September 30, 2007 and for each full or partial fiscal year the CFO is employed by the Holding Company hereunder, the CFO shall be eligible for a performance bonus. Such bonus shall not exceed 20% of the base salary for such fiscal year, and will be based upon achievement of certain profitability and operational efficiencies relative to the industry and such other criteria that the Presdient, the Compensation Committee or the Board of Directors may, from time to time, determine in its sole discretion.

Achievement by the CFO of the objectives for each fiscal year will be determined in good faith by the President, the Compensation Committee or the Board of Directors, as applicable, in its sole discretion, within 60 days after the end of each year; and the annual performance bonus will be paid in a lump sum promptly following such determination. In the event the Holding Company or its successor under a Change of Control terminates this Agreement without cause, or in the event of a Change of Control that results in the CFO exercising her option to terminate this Agreement as specified in Section 2.e., CFO shall receive a bonus calculated as a percentage of the actual bonus she would have received at year-end based on the number of days elapsed as of the last day of CFO’s employment. This bonus shall remain subject to the President, the Committee, and the Board of Directors’ review of CFO’s performance until the last day of CFO’s employment.
     c. Nonqualified Option. If during the time the CFO is employed by the Holding Company, the Holding Company conducts a federally registered offering of Membership Units or sells other securities (collectively the “Offering"), the CFO may, in the discretion of the Board of Directors, be granted an option to purchase Membership Units in the Holding Company. In the event the Compensation Committee or the Board of Directors decides to compensate the CFO with an option to purchase securities, the complete terms and conditions of such options will be as set forth in a membership unit option plan (the “Option Plan”) and accompanying agreement (the “Option Agreement”) to be prepared and entered into between the Holding Company and the CFO and approved by the Board of Directors, but will include among other things a requirement that the CFO agree to be bound by the terms and restrictions contained in the Holding Company’s Operating Agreement as it may be amended from time to time.
     d. Employee Benefits. While the CFO is employed by the Holding Company hereunder, the CFO will be entitled to participate in all employee benefit plans and programs of the Holding Company, including without limitation, a 401(k) plan, and medical, life, and disability insurance plans, to the extent the Holding Company offers such plans to its executive officers, in its sole discretion, and to the extent that the CFO meets the eligibility requirements of each individual plan or program as generally applicable to other executive officers of the Holding Company; provided, however, that except as herein otherwise provided the Holding Company provides no assurance as to the adoption or continuance of any particular employee benefit plan or program and the CFO’s participation in such plan or program is subject to the provisions, rules and regulations generally applicable to other executive officers of the Holding Company.
     e. Expenses. While the CFO is employed by the Holding Company hereunder, the Holding Company will reimburse the CFO for reasonable and necessary out-of-pocket business, travel and entertainment expenses incurred by her in the performance of her duties and responsibilities hereunder, subject to the Holding Company’s policies and procedures for expense verification and documentation in effect from time to time.
     f. Vacation. While the CFO is employed by the Holding Company hereunder, the CFO shall be entitled to paid vacation time off in accordance with the vacation policies of the Holding Company as are in effect from time to time, provided that the CFO shall be entitled to at least two (2) weeks paid vacation per calendar year.

5. Confidential Information.
     a. For purposes of this Agreement, (1) “Confidential Information” shall mean any information, other than Trade Secrets (as defined herein), that is of tangible or intangible value to the Holding Company and is not generally known by or available to the competitors of the Holding Company, including, but not limited to, (a) future business plans, licensing strategies, and advertising campaigns; (b) information regarding executives and employees; (c) the terms and conditions hereof; (d) any data or information defined herein as a Trade Secret, but which is not a “trade secret” under applicable law; (e) designs, processes, formulae, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Holding Company; (f) any customer of supplier lists of the Holding Company including special terms with suppliers or customers or any other information relative to any past, present or prospective customers; (g) any confidential, proprietary or secret development or research work of the Holding Company; (h) any strategic or other business, marketing or sales plans of the Holding Company; (i) the content of all manuals, memoranda, production statements, sales records, business methods, systems and forms, production records, billing rates, cost rates, employee salaries and work histories, mailing lists, processes, inventions, formulas, job production and cost records; and (j) any other confidential or proprietary information or secret aspects of the business of the Holding Company; (2) “Trade Secrets” shall mean all information, designs, processes, procedures, formulas or improvements that are valuable and secret (in the sense that such is not generally known to competitors of the Holding Company) and which fall within the definition of a “trade secret” under applicable law; (3) “Supplier Information” shall mean information relating to various suppliers of the Holding Company; (4) "Non-Competition Period” shall mean the period until the time the CFO is employed by the Holding Company or its successor; and (5) “Competitive Business” shall mean any business engaged in the production, marketing or sale of ethanol or other biofuels or otherwise conducts the Business of the Holding Company.
     b. The CFO hereby covenants and agrees that, as to Confidential Information, at all times during the Non-Competition Period, as to Trade Secrets, for such time as the same shall constitute a “trade secret” under applicable law, and as to Supplier Information, for 12 months from the completion of the Non-Competition Period, the CFO will not, other than as necessary or appropriate in connection with her provision of services to the Holding Company hereunder or in the conduct of the business of the Holding Company, either directly or indirectly, use, distribute, sell, license, transfer, assign, disclose, appropriate or otherwise communicate any Trade Secrets, Confidential Information, or Supplier Information to any person or entity nor shall the CFO make use of any such Trade Secrets, Confidential Information, or Supplier Information for her own purposes in a Competitive Business or for the benefit of any other person or entity engaged in a Competitive Business.
     c. The CFO shall immediately notify the Holding Company of any intended or unintended, unauthorized disclosure or use of any Trade Secrets, Confidential Information, or Supplier Information by the CFO or any other person or entity of which the CFO becomes aware. The CFO shall cooperate fully with the Holding Company in the procurement of any protection of the Holding Company’s rights to or in any of the Trade Secrets, Confidential Information, or Supplier Information.
The CFO acknowledges that the above-described Confidential Information, Trade Secrets, and Supplier Information constitute unique and valuable assets of the Holding Company and represent a substantial investment of time and expense by the Holding Company and that any disclosure or other use of such Confidential Information, Trade Secrets, or Supplier Information other than for the sole benefit of the Holding Company would be wrongful and would cause irreparable harm to the Holding Company. During the term of the CFO’s employment with the Holding Company, the CFO shall refrain from any acts or omissions that would reduce the value of such Confidential Information, Trade Secrets, or Supplier Information. The foregoing obligations of confidentiality shall not apply to any knowledge or information that (i) is now or subsequently becomes generally publicly known in the form in which it was obtained from the Holding Company, other than as a direct or indirect result of the breach of this Agreement by the CFO, (ii) is independently made available to the CFO in good faith by a third party who has not violated a confidential relationship with the Holding Company, or (iii) is required to be disclosed by legal process.
6. Ventures. If during the term of the CFO’s employment with the Holding Company, the CFO is engaged in or associated with the planning or implementing of any project, program or venture involving the Holding Company and a third party or parties, all rights in such project, program or venture shall belong to the Holding Company. Except as approved in writing by the Board of Directors, the CFO shall not be entitled to any interest in any such project, program, or venture or to any commission, finder’s fee or other compensation in connection therewith, other than the compensation to be paid to the CFO by the Holding Company as provided herein. The CFO shall nave no interest, direct or indirect, in any customer or supplier that conducts business with the Holding Company, unless such interest has been disclosed in writing to and approved by the Board of Directors before such customer or supplier seeks to do business with the Holding Company.
7. Intellectual Property Rights. The CFO agrees that any and all work product, property, data, documentation, concepts, plans, techniques, inventions, improvements, discoveries, formulas, processes, copyrightable material, know-how and trade secret information relating to the Business of the Holding Company which have been invented, discovered, conceived developed created or learned by the CFO in connection with (i) the performance of her services hereunder or (ii) the use of the Holding Company’s resources (collectively, “Work Product") will be at once fully disclosed by the CFO to the Holding Company, shall be deemed to be “work made for hire” (as defined in the Copyright Act, 17 U.S.C.A. § 101 et seq., as amended) and will be the sole and absolute property of the Holding Company. The CFO hereby unconditionally and irrevocably transfers and assigns to the Holding Company all rights, title and interest the CFO currently has or in the future may have, by operation of law or otherwise, in or to any Work Product, including, without limitation, all patents, copyrights, trademarks, service marks and other intellectual property rights. The CFO agrees to execute and deliver to the Holding Company any transfers, assignments, documents or other instruments which the Holding Company may deem necessary or appropriate to vest complete title and ownership of any Work Product, and all rights therein, exclusively in the Holding Company.

8. Covenant Not to Compete. The parties recognize that the CFO will be entrusted with all aspects of the Business of the Holding Company in her role as CFO, and that the following restrictions are reasonable based upon the extensive trust placed in the CFO in her position with the Holding Company. During the Non-competition Period, the CFO shall not, in exchange for any financial consideration or benefit, directly or indirectly, by or for herself or through others as her affiliates or agents:
     a. Own, manage, operate, or control;
     b. Participate in the ownership, management, operation or control of; or
     c. Be engaged, for compensation or otherwise, as a director, officer, partner, or consultant for, or be employed in a managerial capacity by any Competitive Business;
     provided that the CFO may own up to one percent (1%) of any Competitive Business whose shares are listed on a national stock exchange or traded in the over-the-counter market.
The geographical area in which the foregoing prohibition shall apply shall be limited to that area which is within a 75 mile radius of the Holding Company’s facilities in Cass County, Iowa and Crawford County, Iowa (the “Restricted Territory”).
9. Covenant Not To Solicit. The CFO further agrees during the Non-Competition Period and for a period of 12 months thereafter, that she shall not, directly or indirectly, either for himself or any other person, firm or corporation, without the Holding Company’s prior written consent:
     a. solicit any person that is employed by the Holding Company (a “Restricted Person") to provide similar services or enter into similar arrangements with any Competitive Business in the Restricted Territory or solicit any Restricted Person to curtail or cancel its business with the Holding Company; or
     b. solicit or attempt to solicit or recruit any employee, consultant, contractor or other personnel of the Holding Company or solicit any such Person to terminate or otherwise diminish in any respect his, her or its relationship with the Holding Company.
10. Enforcement. The necessity of protection against competition from the CFO and the nature and scope of such protection has been carefully considered by the parties hereto. The parties agree and acknowledge that the duration, scope and geographic areas applicable to the covenants not to compete and not to solicit described in this Agreement are fair, reasonable and necessary, that adequate compensation (in the form of the CFO ‘s continued employment by the Holding Company under the terms of this Agreement) has been received by the CFO for such obligations, and that these obligations (including specifically the obligations of the CFO under Sections 8 and 9 of this Agreement, which the parties expressly agree survive the termination of this Agreement) do not prevent the CFO from earning a livelihood. If, however, any court determines that any of the restrictions imposed on the CFO under this Agreement are not completely enforceable because they are not reasonable, the parties hereby give the court the right and power to interpret, alter, amend or modify any or all of the terms contained herein to include as much of the scope, time period and geographic area as will render such restrictions reasonable and enforceable.
The CFO agrees that in the event of a breach or violation or attempted breach or violation of any or all of the Sections 8 and 9 above, said provisions will cause irreparable harm to the Holding Company and for that reason the CFO further agrees that the Holding Company shall be entitled as a matter of right, to both temporary and permanent injunctive relief from any court of competent jurisdiction, restraining further violation of such covenants by the CFO, her employer, employees, partners, or agents. The CFO further agrees to pay the Holding Company’s reasonable costs and expenses, including reasonable attorney fees, if the Holding Company brings an action and substantially prevails for breach of this Agreement by the CFO. The Holding Company agrees to pay the CFO’s reasonable costs and expenses, including reasonable attorney fees, if the Holding Company brings an action for breach of this Agreement by the CFO, and the CFO substantially prevails.
11. Acknowledgments. The CFO hereby acknowledges and agrees that during the Term (i) the CFO will frequently be exposed to certain Trade Secrets, Confidential Information, and Supplier Information; (ii) the CFO’s responsibilities on behalf of the Holding Company will extend throughout the United States (and to all geographical areas of the Restricted Territory); (iii) the CFO may, either personally or through the Holding Company employees, be overseeing, developing, acquiring and negotiating on behalf of the Holding Company for expansion of the Holding Company’s business and facilities and will have knowledge of all such additions and expansions of the Holding Company’s facilities; (iv) the CFO will, either personally or through the Holding Company’s employees, have responsibility in recruiting and retaining employees and Restricted Persons on behalf of the Holding Company, which will generate goodwill for the Holding Company with respect to such employees and Restricted Persons; and (v) any breach of Section 5, 6 or 7 on the CFO’s part, or any breach of Section 8 or 9 on the CFO’s part in the Restricted Territory for a reasonable period thereafter, would necessarily involve the CFO’s use of the Holding Company’s Trade Secrets, Confidential Information, and Supplier Information and would unfairly threaten the Holding Company’s legitimate business interests, including its substantial investment in the proprietary aspects of its business and its associated goodwill. Moreover, the CFO acknowledges that, in the event of the termination of this Agreement, the CFO would have sufficient skills to find alternative, commensurate work in her field of expertise that would not involve a violation of any of the provisions of Section 8 or 9. Therefore, the CFO acknowledges and agrees that the covenants set forth in Sections 5 through 9 are necessary to protect the Holding Company’s legitimate business interests and are reasonable in their scope, duration and geographic breadth in light of the Holding Company’s need to protect such interests.
12. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Iowa.
13. Counterparts. This Agreement may be executed in one or more counterparts, all of which, taken together, shall be deemed one and the same Agreement.
14. Further Acts. The parties hereto agree to perform such other acts that may be required to carry out the terms of this Agreement.

15. Notices. Any and all notices, designations, offers, acceptances, or any other communication provided for herein shall be given in writing by registered or certified mail, postage prepaid, which shall be addressed, in the case of the CFO, to her last known address on the payroll records of the Holding Company, and, in the case of the Holding Company to:
AMAIZING ENERGY HOLDING COMPANY, LLC
2404 West Highway 30
Denison, Iowa 51442
16. Binding Effect. This Agreement shall be binding upon the heirs, successors, legal representatives and assigns of the parties hereto, all of whom, regardless of the number of intervening transfers, shall be bound in the same manner as the parties hereto.
17. Assignment; Benefit. This Agreement shall not be assigned by any party hereto except upon the written consent of the other party (except as to any assignment of this Agreement by the Holding Company to a successor of the Holding Company which conducts the Holding Company’s ethanol production and management business activities, for which the consent of the CFO shall not be required). Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies under or by reason of this Agreement.
18. Legal Fees. In the event either party to this Agreement sues the other party alleging a violation of any term of this Agreement, the prevailing party shall be entitled to reimbursement from the non-prevailing party of the actual attorneys’ fees and costs incurred in such suit.
18. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement, or affecting the validity or unenforceability of any of the terms of this Agreement in any other jurisdiction.
19. Captions. The captions herein are inserted for the convenience of reference only and shall be ignored in the construction or interpretation hereof.
20. Entire Agreement. This Agreement, together with any exhibits, contains the entire agreement of the parties relating to the subject matter of this Agreement and supersedes all prior agreements and understandings with respect to such subject matter, and the parties hereto have made no agreements, representations and warranties relating to the subject matter of this Agreement that are not set forth herein.
21. Amendment. This Agreement sets forth the entire understanding of the parties and may not be amended, altered or modified except by written agreement between the parties.
22. Waiver. Any waiver of any of the terms and/or conditions of this Agreement by any party shall not be construed to be a general waiver of such terms and/or conditions, with or without notice to the other parties.

23. Receipt and Understanding. By signing this Agreement, the CFO acknowledges that the CFO has read all of this Agreement, has asked whatever questions she deems appropriate, understands this Agreement in full and has received a copy of this Agreement.
     IN WITNESS WHEREOF, each party hereto has executed this Agreement effective as of the date first above written.

AMAIZING ENERGY HOLDING COMPANY, LLC:		CHIEF FINANCIAL OFFICER:

By:	/s/ Sam J. Cogdill	/s/ Connie Jensen

Sam Cogdill		CONNIE JENSEN

Its: Chairman

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